Exhibit 99.1

Cars.com Reports Fourth Quarter and Full Year 2023 Results

Exceeded Fourth Quarter Guidance, Delivered 7% Year-Over-Year Revenue Growth

Achieved 7% Year-Over-Year ARPD Growth coupled with Strong Fourth Quarter OEM Performance

Generated $137MM of Annual Cash Flows From Operating Activities

CHICAGO, Feb. 22, 2024 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce Inc.” or the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the fourth quarter and year ended December 31, 2023.

Q4 2023 Financial and Key Metric Highlights

•
Revenue of $179.6 million, up $11.4 million, or 7% year-over-year
•
Net income of $8.3 million, or $0.12 per diluted share, compared to Net Income of $10.3 million, or $0.15 per diluted share, in the prior year
•
Adjusted EBITDA of $55.4 million, or 31% of revenue, up $5.9 million year-over-year
•
Average Monthly Unique Visitors (“UVs”) of 24.3 million, compared to 24.6 million a year ago
•
Traffic (“Visits”) of 142.7 million, up 2% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,523, up 7% year-over-year
•
Dealer Customers totaled 19,5041 as of December 31, 2023, up 789 compared to 18,715 as of September 30, 2023

2023 Full-Year Financial and Key Metric Highlights

•
Revenue of $689.2 million, up $35.3 million, or 5% year-over-year
•
Net income of $118.4 million, or $1.74 per diluted share, compared to Net income of $17.2 million, or $0.25 per diluted share, in the prior year. Current year Net income was primarily related to the release of a significant portion of the Company’s valuation allowance
•
Adjusted EBITDA of $194.9 million, or 28.3% of revenue, compared to $186.7 million, or 28.6% of revenue in the prior year
•
Cash flows from operating activities of $136.7 million, compared to $128.5 million in the prior year, with Free cash flow of $115.8 million, compared to $108.8 million in the prior year
•
UVs of 26.4 million, even compared to the prior year
•
Traffic of 614.8 million, up 5% year-over-year, setting an all-time Company record for traffic

Operational Highlights

•
AccuTrade was selected by FordDirect as its preferred Vehicle Acquisition and Trade & Appraisal solution for The Shop, a newly launched preferred vendor selection program for its more than 3,000 U.S. Ford and Lincoln retailers
•
Closed on the acquisition of D2C Media, a leading provider of website and digital advertising solutions; integration of teams and technology underway supporting the Company’s expanding presence in Canada
•
Debuted VIN Performance Media, a new advertising solution that combines three of the Company’s existing media products into a single solution that saves dealers time and money, while maximizing ad performance and operational efficiency

_______________________________

1As of December 31, 2023, this key metric includes the addition of 950 D2C Media only customers.

“2023 marked a year of significant progress. We advanced our platform strategy through the introduction of Cars Commerce, the rollout of our Marketplace Repackaging initiative and our expansion into Canada with the acquisition of D2C Media. Our focus on simplifying everything about buying and selling cars enabled us to continue to deliver value for consumers, dealers, and OEMs, supporting our twelve consecutive quarters of year-over-year profitable revenue growth,” said Alex Vetter, Chief Executive Officer of Cars Commerce. “We begin 2024 well-positioned to continue building on this momentum, unlocking new growth opportunities and driving commerce for the auto industry.”

Q4 2023 Results

Revenue for the fourth quarter, which includes two months of activity related to D2C Media, totaled $179.6 million, an increase of $11.4 million, or up 7%, compared to the prior year period. Excluding D2C Media, the Company’s revenue would have increased 5%, year-over-year.

Dealer revenue grew 8% year-over-year, driven by continued growth in solutions and media products and the 2023 Marketplace Repackaging initiative. OEM and National revenue also grew 8%, year-over-year driven by a 24% increase in OEM customer revenue. Sequentially, OEM and National revenue increased 6%, driven by 11% growth in OEM customer revenue.

Fourth quarter ARPD grew 7%, or $162, year-over-year to $2,523, primarily driven by the 2023 Marketplace Repackaging initiative. As of December 31, 2023, Dealer Customers totaled 19,504, including 950 dealers associated with the Company’s D2C Media acquisition, an increase of 789 compared to 18,715 at the end of the third quarter of 2023.

Total operating expenses for the fourth quarter were $164.7 million, compared to $148.4 million for the prior year period. Adjusted Operating Expenses for the quarter were $150.8 million, a $10.1 million increase compared to the prior year period. The change in Adjusted operating expenses is primarily due to continued investments in people, an increase in depreciation and amortization, and investments in marketing to support the launch of the Company’s Cars Commerce brand.

Net income for the quarter was $8.3 million, or $0.12 per diluted share, compared to Net income of $10.3 million, or $0.15 per diluted share, in the fourth quarter of 2022. The change in Net income is primarily attributable to the changes in the fair value contingent consideration associated with the Company’s prior acquisitions.

Adjusted EBITDA margin expanded sequentially throughout the year, reaching 31% of revenue for the quarter, or $55.4 million, compared to 29% of revenue, or $49.5 million, for the prior year period.

2023 Full-Year Results

Revenue for the year totaled $689.2 million, an increase of $35.3 million, or up 5%, compared to the prior year period. Dealer revenue grew 7% year-over-year, driven by the continued growth in solutions and media and the 2023 Marketplace Repackaging initiative. OEM and National revenue was down 5%, year-over-year; while OEM revenue increased 8% relative to the prior year, revenue from insurance customers was down compared to a year ago. Other Revenue was $4.5 million lower compared to the prior year primarily due to the planned expiration of a non-cash transition services agreement related to AccuTrade in the first quarter of 2023.

For the year, total operating expenses were $635.1 million, compared to $587.8 million in 2022. Adjusted Operating Expenses for the year were $594.1 million, a $38.2 million increase compared to the prior year that was largely driven by increased compensation and employee related expenses, particularly in Marketing and sales and Product and technology. Additionally, as the Company has accelerated product development and technology investments, Depreciation and amortization expense was also up, year-over-year.

Marketing and sales costs increased primarily due to higher compensation and higher investments in Brand Media to support both the Company’s Possibilities advertising campaign and launch of its enterprise brand, Cars Commerce.

2023 Net income totaled $118.4 million, or $1.74 per diluted share, compared to Net income of $17.2 million, or $0.25 per diluted share in the prior year. The increase in Net income is primarily related to the release of a significant portion of the Company’s valuation allowance, given the expectation of projected future income and utilization of the Company’s tax assets.

Adjusted EBITDA for the year totaled $194.9 million, or 28.3% of revenue, compared to $186.7 million, or 28.6% of revenue, in the prior year period.

The Company remained focused on driving high-quality traffic at scale. Organic traffic remained strong at 61% for the year and Average Monthly Unique Visitors for the year were in line with the prior year. In 2023, total Traffic increased 5%, reaching 614.8 million, a new all-time Company record.

Cash Flow and Balance Sheet

Net cash provided by operating activities in 2023 was $136.7 million, compared to $128.5 million in the prior year. Free cash flow in 2023 totaled $115.8 million compared to $108.8 million in 2022. The increase is primarily due to an $8.2 million year-over-year increase in Adjusted EBITDA and favorable working capital, partially offset by a year-over-year increase in cash taxes of $17.1 million.

In 2023, the Company made $36.3 million in debt payments. Total debt outstanding was $490.0 million as of December 31, 2023 and the Company’s net leverage (as defined in the Company’s credit facility) remained within its target net leverage range of 2.0x to 2.5x, improving to 2.3x, compared to 2.4x as of December 31, 2022. Total liquidity as of December 31, 2023 was $234.2 million, which is defined as Cash and cash equivalents of $39.2 million and revolver capacity of $195.0 million.

For the year, the Company repurchased 1.7 million of its common shares, or 2.6% of the 66.3 million shares outstanding at December 31, 2022, for $31.3 million.

“2023 was a year with robust revenue growth and strong Adjusted EBITDA margins, driven by our focus on execution. Our asset light business model consistently generates strong free cash flow conversion that enables us to invest in growth areas that continue to deliver sustained value for consumers, customers, and shareholders,” said Sonia Jain, Chief Financial Officer of Cars Commerce.

2024 Outlook

The Company expects to deliver another year of strong growth. The Company believes market conditions are improving, with increased OEM production, new model launches, and rising dealer inventory, which coupled with a still cautious consumer makes the Company’s in-market solutions more valuable.

First quarter revenue is expected to be between $179 million and $181 million, representing year-over-year growth of 7% to 8%. First quarter revenue outlook reflects continued strong growth in Dealer revenue driven by continued adoption of the Cars Commerce suite of products, the D2C acquisition, and the full period impact of the 2023 Marketplace Repackaging Initiative. OEM and National Advertising spend is also expected to be up year-over-year, but historically has experienced some seasonality from the fourth quarter to the first quarter. For the year, the Company anticipates continued growth across its platform with both dealer and OEM customers which is reflected in its revenue growth guidance of 6% to 8%.

Adjusted EBITDA margin for the first quarter of 2024 is expected to be between 27% and 29%. It’s important to note, the Company has seasonally higher investments in Marketing and sales in the first quarter, due to the timing of in-person industry events. The Company expects margins to improve over the course of the year and deliver a full year Adjusted EBITDA margin between 28% to 30%.

Q4 2023 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around four industry-leading brands: the flagship automotive marketplace and dealer reputation site Cars.com, award-winning technology and digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via Adobe Analytics. These metrics do not include traffic to Dealer Inspire or D2C Media websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning with the three months ended June 30, 2022, AccuTrade is included in our ARPD metric. No prior period has been recast as it would be impracticable to do so and the inclusion of AccuTrade would have had an immaterial impact on ARPD for prior periods. Additionally, beginning December 31, 2023, this key operating metric includes D2C Media.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes AccuTrade; however, no prior period has been recast as it would be impracticable to do so. Additionally, beginning December 31, 2023, this key operating metric includes D2C Media.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2024 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Robbin Moore-Randolph

rmr@carscommerce.com

312.601.5929

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.com

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Dealer	$161,393	$149,424	$621,661	$579,222
OEM and National	15,410	14,330	55,904	58,557
Other	2,803	4,447	11,618	16,097
Total revenue	179,606	168,201	689,183	653,876
Operating expenses:
Cost of revenue and operations	30,918	28,875	122,205	114,959
Product and technology	25,230	23,166	99,584	89,015
Marketing and sales	58,835	56,515	235,471	221,879
General and administrative	23,069	16,128	76,807	67,593
Depreciation and amortization	26,619	23,706	101,000	94,394
Total operating expenses	164,671	148,390	635,067	587,840
Operating income	14,935	19,811	54,116	66,036
Nonoperating expense:
Interest expense, net	(8,254)	(8,442)	(32,425)	(35,320)
Other (expense) income, net	(4,790)	5,093	(3,586)	(8,140)
Total nonoperating expense, net	(13,044)	(3,349)	(36,011)	(43,460)
Income before income taxes	1,891	16,462	18,105	22,576
Income tax (benefit) expense	(6,455)	6,200	(100,337)	5,370
Net income	$8,346	$10,262	$118,442	$17,206
Weighted-average common shares outstanding:
Basic	66,510	66,546	66,742	68,215
Diluted	68,326	68,513	68,227	69,649
Earnings per share:
Basic	$0.13	$0.15	$1.77	$0.25
Diluted	0.12	0.15	1.74	0.25

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$39,198	$31,715
Accounts receivable, net	125,373	107,930
Prepaid expenses	12,553	8,377
Other current assets	1,314	605
Total current assets	178,438	148,627
Property and equipment, net	43,853	45,218
Goodwill	147,058	102,856
Intangible assets, net	669,167	707,088
Deferred tax assets, net	112,953	48
Investments and other assets, net	20,980	21,033
Total assets	$1,172,449	$1,024,870
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$22,259	$18,230
Accrued compensation	31,669	19,316
Current portion of long-term debt, net	23,129	14,134
Other accrued liabilities	68,691	54,332
Total current liabilities	145,748	106,012
Noncurrent liabilities:
Long-term debt, net	460,119	458,249
Deferred tax liabilities, net	8,757	1,401
Other noncurrent liabilities	65,717	74,778
Total noncurrent liabilities	534,593	534,428
Total liabilities	680,341	640,440
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 65,929 and 66,287 shares issued and outstanding as of December 31, 2023 and 2022, respectively	659	662
Additional paid-in capital	1,500,232	1,511,944
Accumulated deficit	(1,009,734)	(1,128,176)
Accumulated other comprehensive income	951	—
Total stockholders' equity	492,108	384,430
Total liabilities and stockholders' equity	$1,172,449	$1,024,870

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$118,442	$17,206
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	22,331	16,380
Amortization of intangible assets	78,669	78,014
Amortization of Accumulated other comprehensive loss on interest rate swap	—	2,362
Changes in fair value of contingent consideration	5,537	8,130
Stock-based compensation	28,491	22,342
Deferred income taxes	(114,498)	1,283
Provision for doubtful accounts	2,986	1,888
Amortization of debt issuance costs	3,042	3,235
Unrealized gain on foreign currency denominated transactions	(2,072)	—
Amortization of deferred revenue related to AccuTrade Acquisition	(883)	(4,417)
Other, net	1,026	1,202
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,567)	(9,337)
Prepaid expenses and other assets	(5,101)	(423)
Accounts payable	3,722	2,611
Accrued compensation	11,638	(4,296)
Other liabilities	(1,043)	(7,669)
Net cash provided by operating activities	136,720	128,511
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(76,168)	(64,663)
Capitalization of internally developed technology	(19,602)	(17,886)
Purchase of property and equipment	(1,280)	(1,828)
Net cash used in investing activities	(97,050)	(84,377)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	45,000	45,000
Payments of Revolving Loan borrowings and long-term debt	(36,250)	(41,250)
Payments for stock-based compensation plans, net	(9,205)	(6,256)
Repurchases of common stock	(31,293)	(48,982)
Payments of debt issuance costs and other fees	—	—
Net cash used in financing activities	(31,748)	(51,488)
Impact of foreign currency on Cash and cash equivalents	(439)	—
Net increase (decrease) in Cash and cash equivalents	7,483	(7,354)
Cash and cash equivalents at beginning of period	31,715	39,069
Cash and cash equivalents at end of period	$39,198	$31,715
Supplemental cash flow information:
Cash paid for income taxes	$17,636	$545
Cash paid for interest and swap	30,416	33,370

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net income to Adjusted EBITDA

Net income	$8,346	$10,262	$118,442	$17,206
Interest expense, net	8,254	8,442	32,425	35,320
Income tax (benefit) expense	(6,455)	6,200	(100,337)	5,370
Depreciation and amortization	26,619	23,706	101,000	94,394
Stock-based compensation, including related payroll tax expense	7,844	5,390	30,127	22,966
Non-operating foreign exchange income	(2,072)	—	(2,072)	—
Write-off of long-lived assets and other	389	929	1,027	999
Severance, transformation and other exit costs	1,226	960	3,574	4,329
Transaction-related items	11,253	(6,370)	10,698	6,144
Adjusted EBITDA	$55,404	$49,519	$194,884	$186,728

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$45,140	$37,220	$136,720	$128,511
Capitalization of internally developed technology	(4,764)	(4,739)	(19,602)	(17,886)
Purchase of property and equipment	(543)	(576)	(1,280)	(1,828)
Free cash flow	$39,833	$31,905	$115,838	$108,797

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,918	$—	$(396)	$30,522
Product and technology	25,230	—	(2,518)	22,712
Marketing and sales	58,835	(48)	(1,566)	57,221
General and administrative	23,069	(6,003)	(3,364)	13,702
Depreciation and amortization	26,619	—	—	26,619
Total operating expenses	$164,671	$(6,051)	$(7,844)	$150,776

Total nonoperating expense, net	$(13,044)	$4,745	$—	$(8,299)

(1) Includes transaction related items, unrealized gain on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,875	$—	$(224)	$28,651
Product and technology	23,166	—	(1,765)	21,401
Marketing and sales	56,515	—	(1,164)	55,351
General and administrative	16,128	(2,373)	(2,237)	11,518
Depreciation and amortization	23,706	—	—	23,706
Total operating expenses	$148,390	$(2,373)	$(5,390)	$140,627

Total nonoperating expense, net	$(3,349)	$(5,229)	$—	$(8,578)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$122,205	$—	$(1,571)	$120,634
Product and technology	99,584	—	(9,360)	90,224
Marketing and sales	235,471	(48)	(6,078)	229,345
General and administrative	76,807	(10,797)	(13,118)	52,892
Depreciation and amortization	101,000	—	—	101,000
Total operating expenses	$635,067	$(10,845)	$(30,127)	$594,095

Total nonoperating expense, net	$(36,011)	$3,465	$—	$(32,546)

(1) Includes transaction related items, severance, transformation and other exit costs, unrealized gain on foreign currency denominated transactions, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$114,959	$—	$(983)	$113,976
Product and technology	89,015	—	(6,851)	82,164
Marketing and sales	221,879	—	(5,068)	216,811
General and administrative	67,593	(8,943)	(10,064)	48,586
Depreciation and amortization	94,394	—	—	94,394
Total operating expenses	$587,840	$(8,943)	$(22,966)	$555,931

Total nonoperating expense, net	$(43,460)	$7,946	$—	$(35,514)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.